Exhibit 99

Accenture Names Domingo Mirón Group Chief Executive—Financial Services, Succeeding Richard Lumb

NEW YORK; July 1, 2019 — Accenture (NYSE: ACN) has appointed Domingo Mirón as group chief executive—Financial Services, effective Sept. 1, 2019. He succeeds Richard Lumb, who will retire from the company on Aug. 31, 2019.

Mirón currently serves as group operating officer for Accenture’s Financial Services operating group, with responsibility for executing the operating group’s business strategy and operations. Previously, he led Accenture’s Financial Services business in Spain, Portugal and Israel and also served as Growth & Strategy lead for Financial Services. In his new role, Mirón will lead Accenture’s Financial Services operating group, which had revenues of $8.2 billion in fiscal year 2018 and serves clients in the banking, capital markets and insurance industries. He will join Accenture’s Global Management Committee.

“I am delighted that Domingo is stepping up to lead our Financial Services operating group,” said David Rowland, interim chief executive officer. “During his 30 years with our company, Domingo has distinguished himself as a proven leader. He brings to this role deep knowledge of both our business and the global financial services marketplace, along with a track record of exceptional client service.

“I also want to recognize and thank Richard for his significant contributions to Accenture during his 35-year career with our company. He has demonstrated outstanding leadership with both our clients and our people throughout his career. Our business in Financial Services has nearly doubled under his leadership, with a focus on driving transformational change for the world’s leading financial institutions, and he has played an instrumental role in shaping the growth agenda for Accenture’s Consulting business. On behalf of Accenture, I wish Richard all the best in the future.”

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 482,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture
+1 917 452 6561
stacey.jones@accenture.com